As filed with the Securities and Exchange Commission on May 22, 2009

Registration No.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FBL Financial Group, Inc.
(Exact name of Registrant as specified in its charter)

Iowa (State or other Jurisdiction of Incorporation or Organization)	42-1411715 (IRS Employer Identification No.)

5400 University Avenue
West Des Moines, IA 50266
515-225-5400
(Address, including Zip Code, and Telephone Number,
including Area Code, of Registrant's Principal Executive Offices)

David A. McNeill
Secretary
FBL Financial Group, Inc.
5400 University Avenue
West Des Moines, IA 50266
515-225-5400
(Address, including Zip Code, and Telephone Number,
including Area Code, of Agent for Service)

With a Copy To:
Robert A. Simons
Vice President, Assistant General Counsel—Securities
FBL Financial Group, Inc.
5400 University Avenue
West Des Moines, IA 50266
515-225-5400

          Approximate date of commencement of proposed sale of the securities to the public: From time to time after the effective date of this Registration Statement.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a registration statement filed pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

          If this Form is a post effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)(2)

Class A Common Stock, no par value	3,500,000	$6.54	$22,890,000	$1,184.56

(1)
Calculated pursuant to rule 457(c) under the Securities Act upon the basis of the average of the high and low prices for FBL Financial Group, Inc. Class A Common Stock reported in the consolidated reporting system of the New York Stock Exchange on May 18, 2009.

(2)
This figure takes into account $92.71 offset for the 254,036 unsold shares covered by the S-3 Registration Statement #333-155627 filed by the Registrant on November 24, 2008, which S-3 Registration Statement #333-155627 is per Rule 415(a)(6) deemed terminated as of the date of effectiveness of this Form S-3 filing.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

FBL FINANCIAL GROUP, INC.
5400 University Avenue
West Des Moines, Iowa 50266
(515) 225-5400
www.fblfinancial.com

        FBL Share Direct and Direct Equity (Waiver Discount) Plan
3,500,000 Shares of Class A Common Stock:
500,000 shares in the Share Direct component of the Plan, and
3,000,000 shares in the Direct Equity (Waiver Discount) component of the Plan

        Our FBL Share Direct and Direct Equity (Waiver Discount) Plan (the "Plan") provides you with a convenient and economical way to purchase shares of FBL Financial Group, Inc. Class A common stock ("FBL common stock"), and to reinvest dividends into additional shares of FBL common stock. You may also transfer shares easily or sell your shares for a small fee. You may own and transfer your shares without holding certificates. You may reinvest some or all of your dividends.

        For the Share Direct Component of the Plan, the Plan may purchase FBL common stock directly from FBL or on the open market, as periodically determined by FBL. The purchase price of shares purchased from FBL will be the average of the high and low sale prices on the date of purchase, as reported by the New York Stock Exchange. The purchase price for shares purchased in the open market will be the weighted average price at which the shares are actually purchased by the Plan Administrator. For the Direct Equity (Waiver Discount) component of the Plan, investments made pursuant to an approved Request for Waiver will purchase common stock directly from FBL and will have a volume weighted average price during a specified pricing period; within our sole discretion, there may also be a waiver discount of 3%.

        FBL's common stock is listed on the New York Stock Exchange under the symbol "FFG".

        Investing in our securities involves certain risks. See "Risk Factors" beginning on Page 2 of this prospectus for certain risks you should consider. Please read this prospectus carefully before investing and retain it for your future reference. A copy of this prospectus may be found on our web site, www.fblfinancial.com.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the common stock discussed in this prospectus or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                                    , 2009.

A SUMMARY OF IMPORTANT PLAN FEATURES

        Current Shareholders.    If you are a registered holder of FBL common stock, you may participate in the Plan by completing and returning a Plan Authorization Form. If you own FBL common stock, but your shares are held by a bank or broker in its name (i.e., "street name"), you will need to either withdraw your shares from your brokerage account and register them in your own name or enroll in the Plan in the same manner as a nonshareholder.

        Open to Nonshareholders.    If you currently do not own shares of FBL common stock, you may enroll in the Plan by completing and returning a Plan Authorization Form, paying a one-time account set-up fee of $10, and either making an initial investment of at least $250 or authorizing automatic monthly cash investments of at least $50.

        FBL Employees and Farm Bureau Financial Services Agents.    If you wish to participate through payroll deductions or commission deductions, please contact the payroll department or the agency services department.

Investments.

        FBL Share Direct Component.    Five Hundred Thousand (500,000) FBL common stock shares are dedicated to the Share Direct component of the Plan. You may make investments in common stock of a minimum of $50 per investment to an aggregate of $150,000 per year. Investments may be made by automatic electronic funds transfer or by check or money order at weekly or less frequent intervals.

        Direct Equity (Waiver Discount) Component.    Three Million (3,000,000) FBL common stock shares are dedicated to the Direct Equity (Waiver Discount) component of the Plan. Initial or additional investments in excess of $150,000 per year can be made with an approved Request for Waiver. Investments made pursuant to an approved Request for Waiver will purchase common stock directly from FBL and will have a volume weighted average price during a specified pricing period; within our sole discretion, there may also be a waiver discount of 3%. Within our sole discretion, the waiver discount may be greater or less than 3% depending on market conditions surrounding the pricing period (see "Waiver Discount" on page 8).

        Full Investment of Plan Funds.    Funds invested in the Plan are fully invested through the purchase of fractional shares, as well as full shares.

        Fees.    There are certain enrollment, trading and service fees associated with the Plan. See "Trading Fees, Service Fees, and Other Costs" on page 10.

        Reinvest Dividends.    You may elect to reinvest all or any part of dividends into additional shares, with the remainder of the dividend then sent to you by check.

        Share Safekeeping.    You may deposit for safekeeping certificates representing shares of common stock held in certificate form, whether or not the shares were issued under the Plan, at no cost to you.

        Account Statements.    Account statements detailing your Plan activities are mailed to you following each Plan transaction.

        Plan Administrator.    The Plan Administrator is:

  The Bank of New York Mellon
  c/o BNYMellon Shareowner Services
  Shareholder Relations Department
  480 Washington Blvd.
  Jersey City, NJ 07310-1900
  Phone: 1-866-892-5627
  International Inquiries: +1 201-680-6578
  Hearing Impaired (TDD): +1 800-231-5469
   www.bnymellon.com/shareowner

 RISK FACTORS

        Before you decide to participate in the Plan and invest in our common shares, you should carefully consider the risks and uncertainties described in our most recent Form 10-K filed with the SEC as well as in the following discussion. In addition, you should consult your own financial and legal advisors before making an investment.

        You will not know the price of the shares you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested.

        The price of our shares may fluctuate between the time you decide to purchase shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision.

        The Bank of New York Mellon, the Plan Administrator, administers the Plan. If you instruct the Plan Administrator to sell shares under the Plan, you will not be able to direct the time or price at which your shares are sold. The price of our shares may decline between the time you decide to sell shares and the time of actual sale.

        If you decide to withdraw from the Plan, the Plan Administrator will continue to hold your shares unless you request a certificate for whole shares.

FBL FINANCIAL GROUP, INC.

Overview

        FBL is a holding company whose primary operating subsidiaries are Farm Bureau Life Insurance Company and EquiTrust Life Insurance Company. We underwrite, market and distribute life insurance, annuities and mutual funds to individuals and small businesses. We also have various support operations, including investment advisory, leasing, marketing and distribution services, that complement our core life insurance and investment operations. In addition, we manage all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. For more information, please visit www.fblfinancial.com.

        See "Where You Can Find More Information" on page 14.

DESCRIPTION OF THE PLAN

Purposes

        The FBL Share Direct and Direct Equity (Waiver Discount) Plan provides you with a convenient and economical method of systematically increasing your ownership interest in FBL through purchases of FBL common stock and reinvestment of quarterly dividends. Under the Direct Equity (Waiver Discount) component of the Plan, we may use the Plan to raise capital for general corporate purposes through the sale to you of authorized but unissued common stock.

Considerations

        You should consider the following before you decide to participate in the Plan:

        Trading and Service Fees.    There are some fees associated with some of the Plan's services. Dividends are reinvested without charge of trading or service fees. You pay a trading fee of $0.03 for each share of common stock purchased for your Plan account, plus service fees of $10 for initial investments, $5 for additional investments by check, $3.50 if by individual electronic funds transfer and $2 if by recurring monthly electronic bank transfer. For each sale of common stock from your Plan account you pay a trading fee of up to $0.12 for each share of common stock, plus a $15 service fee. We reserve the right to change the Plan's fees in the future on not less than 30 days written notice to participants.

        Investment Timing; Price Risks.    Because the prices at which Plan shares are purchased are determined as of specified dates or as of dates otherwise beyond your control, you may lose certain advantages otherwise available to you in being able to select the timing of your investments. For example, because the price charged to you for shares purchased in the open market or in negotiated transactions is the weighted average price at which the shares are actually purchased over a period of time following an investment, you may pay a higher or lower price for shares purchased under the Plan than for shares purchased on the investment date outside of the Plan.

        No Interest Paid.    No interest is paid on your cash investments pending their investment in common stock.

        FBL Employees and Farm Bureau Financial Services Agents.    FBL employees and Farm Bureau Financial Services agents may also be able to invest in the common stock through tax advantaged accounts such as FBL's 401(k) plan or the agents' matching savings plan. Please consider the tax implications of your investment.

 Administration

        The Bank of New York Mellon administers the Plan. It has designated its affiliate, BNYMellon Shareowner Services, and other agents to perform certain services for the Plan. Together those companies are responsible for the clerical and ministerial administration of the Plan, including receiving your investments, forwarding funds received from you or on your behalf to a registered broker/dealer for purchases of common stock, issuing statements of Plan account activities and performing certain other administrative duties related to the Plan. You may contact the Plan Administrator, through the following:

        Internet.    You can obtain information about your FBL account on-line via Investor ServiceDirectsm. To gain access, you will require a password which you may establish when you visit the website. If you have forgotten your password, call 1-877-978-7778 to have it reset.

        The Investor ServiceDirect address is

        www.bnymellon.com/shareowner/isd

        The BNYMellon Shareowner Services Internet address is

        www.bnymellon.com/shareowner

        Telephone.    You may call the Plan Administrator toll free at 1-866-892-5627. An automated voice response system is available 24 hours a day, 7 days a week. Customer Service Representatives are available from 9:00 a.m. to 7:00 p.m., Eastern Time, Monday through Friday (except holidays).

In writing.

BNYMellon Shareowner Services
Shareholder Relations Department
P.O. Box 358015
Pittsburgh, PA 15252-8015 U.S.A.

Overnight Deliveries or Express Mail Services Should Be Addressed to:

BNYMellon Shareowner Services
480 Washington Blvd.
Jersey City, NJ 07310-1900

        Be sure to include your name, address, daytime phone number, investor I.D. number and/or account key (imprinted on your dividend check or reinvestment statement) and a reference to FBL on all correspondence.

        The Plan Administrator is responsible for purchasing and selling shares of common stock for your Plan account, including the selection of the broker or dealer through which Plan purchases and sales are made. FBL has no control over the times or prices at which the Plan Administrator purchases shares in the open market or the selection of the broker or dealer used by the Plan Administrator for the purchases.

Forms

        Plan Authorization Form.    A Plan Authorization Form is used to enroll in the Plan, make initial cash investments, deposit your share certificates with the Plan Administrator (if done after enrollment), select your dividend option, authorize electronic funds transfers, or change the amount of, or terminate, your electronic funds transfers, or change your record address. A Plan Authorization Form is enclosed with this prospectus.

        Account Transaction Statement.    The tear-off portion of an account transaction statement is used to send in additional cash investments, request a certificate issuance, and to sell your Plan shares. An Account Transaction Statement is mailed to you after a cash investment, transfer, issuance, or sale of your Plan shares.

        Request for Waiver Form.    If you want to make additional cash investments in excess of $150,000 in any year or an initial investment in excess of $150,000 under the Direct Equity (Waiver Discount) component of the Plan, you must receive our prior written approval. To obtain our prior written approval, you must submit a Request for Waiver Form. You can obtain a Request for Waiver Form by contacting the Plan Administrator's Waiver Department at (201) 680-5300 and upon completion, sending it to the Plan Administrator's Waiver Department via facsimile at (201) 680-4638.

Eligibility

        Any person or entity, whether or not currently a registered holder of FBL common stock, may participate in the Plan by enrolling in accordance with the procedures described in "Enrollment and Participation" below. We reserve the right to deny, modify, suspend or terminate participation by any person or entity. See "Denial or Termination of Participation." on page 12.

Enrollment and Participation

        You may enroll in the Plan at any time by completing the Plan Authorization Form enclosed with this prospectus and returning it to the Plan Administrator at the address listed on the form.

        Shareholders.    If you are a registered holder of FBL common stock, you must complete a Plan Authorization Form to participate in the Plan. If you are a beneficial owner of common stock whose only shares are held in names other than your own (e.g., by brokers, trustees or bank nominees), you must complete a Plan Authorization Form and either:

  (a)
  become a shareholder of record by having the shares registered in your name, or

  (b)
  become a shareholder of record by enrolling in the Plan in the same manner as a nonshareholder.

        Nonshareholders.    If you are not a registered holder of FBL common stock, you must complete a Plan Authorization Form and pay a one-time account set-up fee of $10. You must also make an initial cash investment of at least $250 or authorize automatic monthly cash investments of at least $50. The one-time set-up fee will be deducted from your initial investment. That is, if you make an initial investment of $250, we will deduct the set-up fee of $10 from the initial investment and invest only $240.

        FBL Employees and Farm Bureau Financial Services Agents.    If you wish to use payroll deduction or commission deduction for investment in the Plan, contact the payroll department or the agency services department for more information. Note: Employees or agents who participate with payroll or commission deductions are not subject to the initial or additional minimum investment requirements.

Investments

        Initial Investment.    If you are not a registered owner of common stock, you must include an initial cash investment of at least $250 with your completed Plan Authorization Form or automatic debit via the Internet. Alternatively, you may authorize automatic monthly cash investments by electronic funds transfer of at least $50. In either case, you must also pay a one-time account set-up fee of $10 which we will deduct from the initial investment. See "Enrollment and Participation" above. Initial cash investments must be made by check or money order payable to "FBL/BNYMellon" in U.S. funds and drawn on a U.S. bank. You must receive our prior written approval to make an initial investment of more than $150,000 under the Direct Equity (Waiver Discount) component of the Plan (see "Request for Waiver for Investment in Excess of $150,000 Per Year" below).

        Additional Investments.    You may make additional investments at any time by personal check, money order or electronic funds transfer from a designated U.S. bank account. You may vary your investments from a minimum of $50 per investment up to a maximum of $150,000 per year, unless a Request for Waiver of this limitation has been granted under the Direct Equity (Waiver Discount) component of the Plan, in which case the maximum amount that can be invested may exceed this limit (see the next paragraph, "Request for Waiver for Investment in Excess of $150,000 Per Year"). Initial investments are included in the year in which they are made for purposes of determining whether the $150,000 maximum has been reached.

        Requests for Waiver for Investments in Excess of $150,000 per year.    If you want to make additional cash investments in excess of $150,000 in any year or an initial investment in excess of $150,000 under the Direct Equity (Waiver Discount) component of the Plan, you must receive our prior written approval. To obtain our prior written approval, you must submit a Request for Waiver Form. You can obtain a Request for Waiver Form by contacting the Plan Administrator's Waiver Department at (201) 680-5300 and upon completion, sending it to the Plan Administrator's Waiver Department via facsimile at (201) 680-4638. We have the sole discretion to approve or refuse any request to make a cash investment or initial investment in excess of the maximum amount, and to set the terms of any such cash investment or initial investment.

        In deciding whether to approve a Request for Waiver, we will consider relevant factors, including, but not limited to, the following:

  •
  whether the Plan is then acquiring newly issued shares directly from us or acquiring shares in the open market or in privately negotiated transactions from third parties;

  •
  our need for additional funds;

  •
  the attractiveness of obtaining additional funds through the sale of common stock as compared to other sources of funds;

  •
  the purchase price likely to apply to any sale of common stock;

  •
  the shareholder submitting the request;

  •
  the extent and nature of the shareholder's prior participation in the Plan;

  •
  the number of shares of common stock held of record by the shareholder;

  •
  the aggregate number of cash investments in excess of $150,000 annually for which requests for waiver have been submitted by all existing shareholders and new investors; and

  •
  our current and projected capital needs.

        If Requests for Waiver are submitted for an aggregate amount in excess of the amount we are then willing to accept, we may honor such requests in order of receipt, pro rata or by any other method that we determine to be appropriate. We may determine, in our sole discretion, the maximum amount that an existing shareholder or new investor may invest pursuant to the Plan or the maximum number of shares that may be purchased pursuant to a Request for Waiver. We may alter, amend, supplement, or waive, in our sole discretion, the time periods and/or other parameters relating to Requests for Waivers, at any time, and from time to time, prior to the granting of any Request for Waiver.

        If we approve your Request for Waiver, either in whole or in part, the Plan Administrator will notify you promptly of the approval. If you do not receive a response from the Plan Administrator in connection with your Request for Waiver, you should assume that we have denied your request.

        Purchases and Pricing of Shares Purchased Pursuant to a Request for Waiver.    Shares purchased pursuant to an approved Request for Waiver will be purchased directly from us as described herein, including the possible establishment of a "Threshold Price" as more fully described below. The purchase price may be reduced by the Waiver Discount that we may provide, in our discretion, for cash purchases made pursuant to an approved Request for Waiver on each Investment Date. If we grant your request to purchase shares pursuant to a Request for Waiver, there will be a Pricing Period, which will generally consist of one to 10 separate days during which trading of our common stock is reported on the New York Stock Exchange during the applicable Pricing Period. Each of these separate days will be an Investment Date, and an equal proportion of your optional cash purchase made pursuant to an approved Request for Waiver will be invested on each trading day during such Pricing Period, subject to the qualifications listed below. The purchase price for shares acquired on a particular Investment Date will be equal to 100% (subject to change as provided below) of the trading day's volume weighted average price, rounded to four decimal places, of our common stock as reported by the New York Stock Exchange only, obtained from Bloomberg, LP, Eastern time, for that Investment Date.

        The Plan Administrator will apply all good funds received on or before the first business day before the Pricing Period to the purchase of shares of our common stock directly from us on each Investment Date of the applicable Pricing Period. Funds received after the Pricing Period begins will be returned to you.

        Threshold Price.    We may establish for a Pricing Period a minimum price (the "Threshold Price") applicable to optional cash purchases made pursuant to a Request for Waiver. At least three business days prior to the first day of the applicable Pricing Period, we will determine whether to establish a Threshold Price, and if the Threshold Price is established, its amount, and will so notify the Administrator. This determination will be made by us in our discretion after a review of current market conditions, the level of participation in the Plan, and current and projected capital needs.

        If established for any Pricing Period, the Threshold Price will be stated as a dollar amount of the trading day's volume weighted average price, rounded to four decimal places, of our common stock as reported on the New York Stock Exchange, obtained from Bloomberg, LP, Eastern Time, for each trading day of such Pricing Period (not adjusted for discounts, if any) must equal or exceed. Except as provided below, we will exclude from the Pricing Period any trading day that the volume weighted average price is less than the Threshold Price. We also will exclude from the Pricing Period and from the determination of the purchase price any day in which no trades of common stock are made on the New York Stock Exchange. For example, if the Threshold Price is not met for two of the trading days in a 10 day Pricing Period, then we will return 20% of the funds you submitted in connection with your Request for Waiver unless we have activated the pricing period extension feature for the Pricing Period which is described below.

        Pricing Period Extension Feature.    We may elect to activate for any particular Pricing Period the pricing period extension feature which will provide that the initial Pricing Period will be extended by the number of days that the Threshold Price is not satisfied, or on which there are no trades of our common stock reported by the New York Stock Exchange, subject to a maximum of five trading days. If we elect to activate the pricing period extension feature and the Threshold Price is satisfied for any additional day that has been added to the initial Pricing Period, that day will be included as one of the trading days for the Pricing Period in lieu of the day on which the Threshold Price was not met or trades of our common stock were not reported. For example, if the determined Pricing Period is 10 days, and the Threshold Price is not satisfied for three out of those 10 days in the initial Pricing Period, and we had previously announced at the time of the Request for Waiver acceptance that the pricing period extension feature was activated, then the Pricing Period will automatically be extended, and if the Threshold Price is satisfied on three of the next five trading days, then those three days will become Investment Days in lieu of the three days on which the Threshold Price was not met. As a result, because there were 10 trading days during the initial and extended Pricing Period on which the Threshold Price was satisfied, all of the optional cash purchase will be invested.

        Return of Unsubscribed Funds.    We will return a portion of each optional cash purchase made pursuant to an approved Request for Waiver for each trading day of a Pricing Period or extended Pricing Period, if applicable, for which the Threshold Price is not met or for each day in which no trades of common stock are reported on the New York Stock Exchange ("Unsubscribed Funds"). Any Unsubscribed Funds will be returned within five business days after the last day of the Pricing Period, or if applicable, the extended Pricing Period, without interest. The amount returned would be based on the number of days during which the Threshold Price was not met with compared to the number of days in the Pricing Period or extended Pricing Period. For example, the returned amount in a 10 day Pricing Period will equal one-tenth (1/10) of the total amount of such optional cash purchase for each trading day that the Threshold Price is not met or for each trading day in which sales are not reported.

        The establishment of the Threshold Price and the possible return of a portion of the investment applies only to optional cash purchases made pursuant to an approved Request for Waiver. Setting a Threshold Price for a Pricing Period will not affect the setting of a Threshold Price for any other Pricing Period. We may waive our right to set a Threshold Price for any particular Pricing Period. Neither we, nor the Plan Administrator, is required to give you notice of the Threshold Price for any Pricing Period.

        Waiver Discount.    At least three business days prior to the first day of the applicable Pricing Period, the same time the Threshold Price (if applicable) is determined, we may establish a discount from the market price applicable to optional cash purchases made pursuant to a Request for Waiver. This discount (the "Waiver Discount") may be between 0% and 3% of the purchase price; the Waiver Discount may exceed 3% depending on market conditions surrounding the Pricing Period.

        The Waiver Discount will be established at our sole discretion after a review of current market conditions, the level of participation in the Plan, the attractiveness of obtaining such additional funds through the sale of common stock as compared to other sources of funds and current and projected capital needs. You may obtain the Waiver Discount applicable to a particular Pricing Period by contacting the Plan Administrator at (201) 680-5300. Setting a Waiver Discount for a particular Pricing Period shall not affect the setting of a Waiver Discount for any subsequent Pricing Period. The Waiver Discount will apply only to optional cash purchases made pursuant to an approved Request for Waiver. The Waiver Discount will apply to the entire optional cash purchase and not just the portion of the optional cash purchase that exceeds $150,000.

        Check or Money Order.    Investments made by check or money order must be accompanied by a completed Plan Transaction Form and received by the Plan Administrator no later than one business day before an investment date to be invested on that investment date; otherwise, investments are held by the Plan Administrator for investment on the next investment date. Investments made by check or money order must be payable to "FBL/BNYMellon" in U.S. funds. Your check or money order must be sent to the address listed on your Plan statement. Checks or money orders sent to any other address will not be considered validly delivered.

        Electronic Funds Transfer.    In addition to making investments by check or money order, you may authorize an individual or automatic monthly electronic funds transfers from a designated bank account. For an individual funds transfer your bank account will be debited the next business day following receipt of your request. For automatic monthly electronic funds transfers, your bank account is debited on the 28th day of each month or, if that day is not a business day, the business day next following the 28th day. Funds are invested within five business days following collection of the funds by the Plan Administrator. You do not receive any confirmation of the transfer of funds other than as reflected in your monthly Plan account statements and in your bank account statements.

        To authorize electronic funds transfers, complete and sign the automatic funds transfer section of the Plan Authorization Form and return it to the Plan Administrator together with a voided blank check or deposit slip for the account from which funds are to be transferred. Your automatic funds transfers will begin as soon as practicable after the Plan Administrator receives the Plan Authorization Form. You may change the amount of your monthly transfer or terminate your monthly transfer altogether by writing to the Plan Administrator and indicating you wish to change or terminate electronic funds transfers. You may also contact the Plan Administrator toll free at 1-866-892-5627. To be effective with respect to a particular investment date, your change or termination request must be received by the Plan Administrator at least 15 business days before the investment date.

        Investment Dates.    For investments made pursuant to the Share Direct component of the Plan, cash payments will be invested promptly, but in no event later than five business days following receipt of the cash payment (except where deferral is necessary under applicable federal or state laws or regulations). Investments made pursuant to an approved Request for Waiver will be made over the period of time which is the Pricing Period (see "Purchases and Pricing of Shares Purchased Pursuant to a Request for Waiver" on page 7).

        No interest is paid on funds held by the Plan Administrator pending their investment in common stock. All investments, including the initial investment, are subject to collection by the Plan Administrator of full face value in U.S. funds.

        Source of Shares.    The shares you purchase under the Share Direct component of the Plan are either authorized but unissued shares of common stock acquired directly from FBL, or common stock purchased by the Plan Administrator in the open market or in negotiated transactions. The Plan Administrator purchases shares in the open market or in negotiated transactions as soon as practicable (but in no event more than five business days) after receipt of your cash investment, subject to any waiting periods required under applicable securities laws or other regulations. We determine the source or sources of shares used to fulfill Plan requirements and, subject to certain regulatory restrictions on how often we can change our determination, we may change the source of shares from time to time without notice. We expect that generally all Share Direct Plan purchases will be affected in open market transactions. In contrast, investments made pursuant to an approved Request for Waiver under the Direct Equity (Waiver Discount) component of the Plan will always be acquired directly from FBL.

        Price of Shares.    For the Share Direct component of the Plan, the Plan may purchase FBL authorized but unissued common stock directly from FBL, or on the open market, as periodically determined by FBL. The purchase price of shares purchased from FBL under the Share Direct component of the Plan will be the average of the high and low sale prices of the common stock on the date of purchase, as reported by the New York Stock Exchange, or, if no such trading is reported for the date of purchase, on the preceding day on which trading was reported. The purchase price for shares purchased in the open market for the Share Direct component of the Plan will be the weighted average price at which the shares are actually purchased by the Plan Administrator. For the Direct Equity (Waiver Discount) component of the Plan, investments made pursuant to an approved Request for Waiver will have a volume weighted average price established during a Pricing Period, as more particularly described in the "Purchases and Pricing of Shares Purchased Pursuant to a Request for Waiver" section on page 7. The price of shares purchased in the open market or in negotiated transactions is the weighted average price at which the shares are actually purchased for the applicable investment date.

        The Plan Administrator may in its discretion combine your funds with other participants' funds for the purpose of forwarding purchase orders and may offset purchase and sale orders for the same investment date by forwarding the net purchase or sale requirement. Because the prices at which shares are purchased or sold under the Plan are determined as of specified dates or as of dates otherwise beyond your control, you may lose any advantage otherwise available from being able to select the timing of your investment.

Trading Fees, Service Fees and Other Costs

        Account Set-Up.    If you are not a registered holder of FBL common stock, including persons authorizing automatic monthly cash investments, you are charged a one-time account set-up fee of $10. The one-time set-up fee will be deducted from your initial investment. That is, if you make an initial investment of $250, we will deduct the set-up fee of $10 from the initial investment and invest only $240. FBL may waive this fee for accounts funded by payroll or commission deduction for its employees or agents.

        Trading and Service Fees.    Dividends are reinvested without charge of trading or service fees. In addition to the set-up fee discussed above, you pay a trading fee of $0.03 for each share of common stock purchased for your Plan account and $0.12 for each share of common stock sold for your Plan account, even if a Plan sales or purchase order is used to offset your order. There is also a $5.00 fee for each purchase by check, a $3.50 fee for each purchase by individual electronic funds transfer, a $2.00 fee for each purchase by monthly recurring electronic transfer, and a $15.00 fee for each sale. Trading fees payable with respect to Plan sales are deducted from the proceeds payable to you.

        Commissions and Fees Subject to Change.    We may change from time to time the amount of trading and service fees charged to you upon 30 days prior notice.

Account Statements

        The Plan Administrator will maintain an account for you and will send account statements to you as soon as practicable after each investment and after any transfer, sale or withdrawal of Plan shares. Your account will be credited with full and fractional shares, computed to four decimal places. The account statements provide you with records of purchases and sales and should be retained for tax purposes.

Share Certificates

        Plan purchases are credited to your account and shown on your account statement. You do not receive certificates for your Plan shares unless you request them. This protects against loss, theft or destruction of stock certificates and reduces our administrative costs associated with the Plan. You may obtain certificates for some or all full Plan shares at any time by sending a Plan Transaction Form to the Plan Administrator or contacting the Plan Administrator toll free at 1-866-892-5627. Any remaining full and fractional shares continue to be credited to your account. Certificates for fractional shares are not issued under any conditions.

Share Safekeeping

        At any time beginning with your enrollment in the Plan, you may deposit with the Plan Administrator certificates representing shares of FBL common stock, whether or not the shares were acquired under the Plan, at no cost to you. To use this service, you must send your certificates to the Plan Administrator with a properly completed Plan Authorization Form or Plan Transaction Form. Shares represented by certificates deposited with the Plan Administrator are credited to your account and thereafter are treated as if they were acquired under the Plan. You are responsible for maintaining your own records of the cost basis of certificated shares deposited with the Plan Administrator.

        If you are a beneficial owner of common stock registered in street or other nominee name, you may in some cases be able to electronically transfer your shares from your existing brokerage account to a Plan account. If you are a beneficial owner and want to take advantage of this service, you should contact the Plan Administrator to obtain transfer instructions.

        We strongly recommend that you use registered or certified mail to mail your certificates to the Plan Administrator, insuring the certificates for 2% of the current market value of the shares represented. In any case, you bear the full risk of loss, regardless of the method used, in the event the certificates are lost.

        You should not endorse your certificates prior to mailing.

 Gifts of Shares and Share Transfers Within the Plan

        You may purchase shares of common stock for others by making investments on their behalf. To do this, you need only complete a Plan Authorization Form in the name of the recipient and pay a one-time account set-up fee of $10. You must also make an initial cash investment of at least $250 or authorize automatic monthly cash investments of at least $50. The one-time set-up fee will be deducted from your initial investment. That is, if you make an initial investment of $250, we will deduct the set-up fee of $10 from the initial investment and invest only $240. The $10 set-up fee does not apply to existing shareholders joining the Plan.

        Your Plan shares also may be transferred to a Plan account of another person subject to compliance with any applicable laws. To do this, you must obtain a Plan Transaction Form and stock assignment form from the Plan Administrator and return the completed Plan Transaction Form and an executed stock assignment, to the Plan Administrator. Your signature on the stock assignment must be medallion guaranteed by an eligible financial institution. The form of stock assignment can be obtained from the Plan Administrator. If the person to whom the shares are gifted or transferred is not a participant in the Plan, the Plan Administrator will automatically open an account for the person and enroll him or her in the Plan to participate in dividend reinvestment.

        You may not pledge or grant a security interest in Plan shares or transfer Plan shares outside of the Plan unless certificates representing the shares have been issued by the Plan Administrator.

Sale of Shares

        You may sell some or all of your Plan shares by notifying the Plan Administrator (see "Administration" on page 4). The Plan Administrator may match or offset your sales orders against one or more purchase orders of other participants in the Plan. If not offset, the Plan Administrator will execute the order on your behalf in the open market or in a negotiated transaction. Sales orders generally are processed daily provided the request is received on a business day when the New York Stock Exchange is open. After settlement of the sale, the Plan Administrator will send you a check for the net proceeds of the sale. The proceeds you receive are based on the weighted average price at which the shares were sold less trading fees, any applicable service fees and applicable transfer taxes.

        You will not have the authority or power to direct the date, time or sales price at which Plan shares may be sold. Requests to sell Plan shares must indicate the number of shares to be sold and not the dollar amount to be attained. Any request that does not clearly indicate the number of Plan shares to be sold will be returned to you with no action taken. You should be aware that prices may fluctuate during the period between a request for a sale, receipt by the Plan Administrator of the request, and ultimate sale in the open market no later than five business days from the date of receipt by the Plan Administrator. You will bear the risk of a price change.

Termination

        You may discontinue the reinvestment of your dividends at any time by giving notice to the Administrator. To be effective for a given dividend payment, the Administrator must receive notice before the record date of that dividend. The Administrator will continue to hold your shares unless you request a certificate for any full shares and a check for any fractional share. You may also request the sale of all or part of any such shares. See "Sale of Shares" above.

        In addition, if you are a participant who makes investments by electronic funds transfers, your termination request must be received by the Plan Administrator at least 15 business days prior to the scheduled investment date to ensure that the request is effective as to the next investment.

        You may re-enroll in the Plan by submitting a new Plan Authorization Form and complying with all other enrollment procedures (see "Enrollment and Participation"on page 5). In order to minimize unnecessary Plan administrative costs and to encourage use of the Plan as a long-term investment vehicle, we reserve the right to deny participation in the Plan to previous participants who we or the Plan Administrator believes have been excessive in their enrollment and termination.

Other Information

        Share Dividends and Stock Splits.    Any shares distributable to you pursuant to a share dividend or stock split by FBL on shares registered in your name or credited to your account under the Plan will be added to your account and will not be mailed or delivered directly to you. You may, however, request the Plan Administrator to issue certificates for such stock dividends or split shares once they are added to your account. If you send a notice of termination or a request to sell shares to the Plan Administrator between the record date and the payment date for a stock distribution, the request will not be processed until the stock distribution is credited to your account.

        Cash Dividends.    FBL in recent years has declared and paid a dividend on the common stock quarterly, payable the last business day of each calendar quarter to holders of record the 15th or preceding business day of the third month of the quarter. Shareholders are cautioned that this prospectus does not represent a change in FBL's cash dividend policy nor a guarantee of future cash dividends, which will depend upon FBL's earnings, financial requirements, governmental regulations and other factors as determined by the Board of Directors in its discretion.

        Voting Rights.    Voting rights of shares purchased under the Plan commence upon settlement of the transaction, which normally is three business days after purchase.

        Voting of Plan Shares.    For each meeting of shareholders, you will receive proxy materials that allow you to vote your Plan shares (including both full and fractional) by proxy. Alternatively, you may vote your Plan shares in person at the meeting.

        Limitation of Liability.    FBL and the Plan Administrator will not be liable for any good faith act or omission to act, including but not limited to any claim of liability:

  (a)
  arising out of the failure to terminate your account upon your death prior to the Plan Administrator's receipt of notice in writing of your death,

  (b)
  with respect to the prices or times at which shares are purchased or sold, or

  (c)
  as to the value of the shares acquired for you.

        We reserve the right to interpret and regulate the Plan as we deem necessary or advisable in connection with the Plan's operations.

        Modification or Termination of the Plan.    We may suspend, modify or terminate the Plan at any time in whole or in part or with respect to your participation in the Plan in some jurisdictions. Notice of a suspension, modification or termination will be sent to all affected participants. No such event will affect any shares then credited to a participant's account. If your participation in the Plan is terminated by us in whole or in part, you will receive a certificate for all full Plan shares and a check in the amount of the market value of any fractional Plan share.

        Denial or Termination of Participation.    At our direction, the Plan Administrator may terminate your participation in the Plan if you do not own at least one full share in your name or hold shares through the Plan. We also reserve the right to deny, modify, suspend or terminate participation in the Plan by otherwise eligible persons to the extent we deem it advisable or necessary in our discretion to comply with applicable laws or to eliminate practices that are not consistent with the purposes of the Plan. Participants whose participation in the Plan is terminated will receive certificates for all full Plan shares and a check in the amount of the market value of any fractional Plan share.

        Insufficient Funds Policy.    In the event that any check is returned to the Plan Administrator unpaid for any reason, the Plan Administrator will consider the request for investment of such money null and void and will remove from your account Plan shares, if any, purchased upon the prior credit of such money. The Plan Administrator will be entitled to sell these shares to satisfy any uncollected amounts. If the net proceeds of the sale of such shares are insufficient to satisfy the balance of such uncollected amounts, the Plan Administrator will be entitled to sell such additional shares from your account as are necessary to satisfy the uncollected balance. In addition, you will be assessed a $25.00 fee per transaction for any insufficient funds.

FEDERAL INCOME TAX INFORMATION

        The information set forth below summarizes certain federal income tax consequences of participation in the Plan. The information is not intended to be a complete description of all such consequences, nor is it intended to be a description of any kind of the state, local or foreign tax consequences of participation in the Plan. The description of federal income tax consequences may be affected by future legislation, Internal Revenue Service rulings and regulations and/or court decisions. For that reason, you should consult your own tax advisor with respect to the federal income tax consequences, as well as the state, local and foreign income tax consequences, of participation in the Plan.

        Dividend Treatment.    The Plan is designed so that you and nonparticipating shareholders receive equivalent value when cash dividends are paid by the Company. If shares are acquired for your Plan account as a result of reinvestment of cash dividends, you will be treated as having received a taxable stock distribution equal to the full amount of money which could have been received as a cash dividend.

        Constructive Distribution.    If any brokerage fees are paid by FBL in the acquisition of shares on your behalf (which will not occur if the purchases are directly from FBL), you will be treated as having received a constructive taxable distribution in the amount of these fees. The Company will furnish you with annual information as to the amount of these taxable distributions.

        Cost Basis of Shares.    For federal income tax purposes, the cost basis of shares purchased with your cash investments is the purchase price of the shares plus any trading fees paid by you in connection with open market purchases.

        Gains and Losses from the Sale of Shares.    You do not realize any taxable income from the issuance of certificates representing Plan shares. You may realize gain or loss, however, at the time the shares are sold by the Plan Administrator or by you after you withdraw your shares from the Plan. The amount of realized gain or loss, if any, is based on the difference between the amount you receive for the shares and the cost basis of the shares.

        IRS Reports.    If, at your request, the Plan Administrator sells Plan shares for you, the Plan Administrator will report the proceeds from the sale to you and the Internal Revenue Service on Form 1099-B.

USE OF PROCEEDS

        The proceeds to FBL from the sales, if any, of authorized but unissued common stock under the Plan are expected to be used for general corporate purposes. We have no current specific plan for the proceeds, or a significant portion thereof, at this time. We have no basis for estimating either the number of shares of common stock that will ultimately be sold under the Plan or the prices at which the shares will be sold. FBL will not receive any proceeds when shares of common stock are purchased under the Share Direct component of the Plan in the open market.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of our internal control over financial reporting as of December 31, 2008, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules and our management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

        Robert A. Simons, Esq., passed upon the legality of the FBL Financial Group, Inc. common stock offered under this prospectus. Mr. Simons presently serves as Vice President, Assistant General Counsel—Securities of FBL Financial Group, Inc. He owns 6,840 shares of FBL Financial Group, Inc. Class A common stock and also holds 6,212 options remaining to be exercised.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy these documents at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also read and copy these reports and other information at the following regional offices of the SEC:

New York Regional Office Three World Financial Center Suite 400 New York, NY 10281	Chicago Regional Office 175 W. Jackson Blvd. Suite 900 Chicago, IL 60604

        Please call the SEC at 1-800-SEC-0330 for more information about the public reference rooms or visit the SEC's web site at http://www.sec.gov to access available filings such as reports, proxy and information statements, and other information regarding issuers such as FBL that file electronically with the SEC. FBL's internet address is www.fblfinancial.com.

        This prospectus is part of a Registration Statement on Form S-3 that we filed with the SEC to register the shares offered under the Plan. The SEC allows us to incorporate by reference some of the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference FBL's documents filed with the SEC and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed. We specifically incorporate by reference:

  1.
  FBL's annual report on Form 10-K for the year ended December 31, 2008, filed February 19, 2009;

  2.
  FBL's Current Report on form 8-K filed on January 28, 2009;

  3.
  FBL's Current Report on form 8-K filed on February 2, 2009;

  4.
  FBL's Current Report on form 8-K filed on February 20, 2009;

  5.
  FBL's Current Report on form 8-K filed on February 27, 2009;

  6.
  FBL's Current Report on form 8-K filed on March 3, 2009;

  7.
  FBL's proxy statement Def. 14A filed on March 31, 2009;

  8.
  FBL's Current Report on form 8-K filed on March 31, 2009;

  9.
  FBL's Current Report on form 8-K filed on April 29, 2009;

  10.
  FBL's Current Report on form 8-K filed on May 7, 2009;

  11.
  FBL's Current Report on form 8-K filed on May 8, 2009;

  12.
  FBL's quarterly report on Form 10-Q for the quarter ended March 31, 2009, filed on May 11, 2009;

  13.
  FBL's Current Report on form 8-K filed on May 12, 2009;

  14.
  FBL's Current Report on Form 8-K filed on May 21, 2009.

  15.
  The description of FBL's common stock and common stock purchase rights contained in any Registration Statement on Form 8-A we filed and any amendment or report filed for the purpose of updating the description.

        All filings made by FBL pursuant to the Securities Exchange Act of 1934 after the date of the initial S-3 Registration Statement and prior to effectiveness of the S-3 Registration Statement shall be deemed to be incorporated by reference into this prospectus. We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus; we will provide this information upon written or oral request; we will provide this information at no cost to the requester. Please direct your requests for copies to the following address, telephone number or e-mail address:

    FBL Financial Group, Inc.
    5400 University Avenue
    West Des Moines, Iowa 50266
    Attention: Investor Relations
    (515) 225-5400
    Investor.Relations@FBLFinancial.com
     www.fblfinancial.com

 DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of FBL pursuant to indemnification provisions, or otherwise, FBL has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

PROSPECTUS

FBL FINANCIAL GROUP, INC.

        Neither the delivery of this prospectus nor any sales under it shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus. No dealer, broker, sales representative or any other person has been authorized to give any information or to make any representations, other than those contained in this prospectus, in connection with the offering contained in this prospectus, and information or representations not contained in it, if given or made, must not be relied upon as having been authorized by us. This prospectus does not constitute an offering in any state or jurisdiction in which the offering may not lawfully be made.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

Securities and Exchange Commission registration fee	$1,185
Legal fees and expenses	1,000	*
Accounting fees and expenses	2,000	*
Printing expenses	5,000	*
Transfer Agent's fees	5,000	*
Miscellaneous	1,000	*

Total	$15,185

*
Estimated for purposes of this Registration Statement.

Item 15.    Indemnification of Officers and Directors

        The Company's Restated Articles of Incorporation and Amended and Restated Bylaws provide that the Company shall indemnify its directors, officers, employees and agents to the fullest extent permitted by the Iowa Business Corporation Act (the "IBCA"). The IBCA provides that a company may indemnify its officers and directors if (i) the person acted in good faith, and (ii) the person reasonably believed, in the case of conduct in the person's official capacity with the Company, that the conduct was in the Company's best interests, and in all other cases, that the person's conduct was at least not opposed to the Company's best interests, and (iii) in the case of any criminal proceeding, the person had no reasonable cause to believe the person's conduct was unlawful. The Company is required to indemnify officers and directors against reasonable expenses incurred in connection with any proceeding in which they are wholly successful, on the merits or otherwise, to which the person may be a party because of the person's position with the Company. If the proceeding is by or in the right of the Company, indemnification may be made only for reasonable expenses and may not be made in respect of any proceeding in which the person shall have been adjudged liable to the Company. Further, any such person may not be indemnified in respect of any proceeding that charges improper personal benefit to the person, in which the person shall have been adjudged to be liable.

        The Company maintains directors' and officers' liability insurance, which indemnifies directors and officers of the Company against certain damages and expenses relating to claims against them caused by negligent acts, errors or omissions.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of FBL pursuant to the foregoing provisions, or otherwise, FBL has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 16.    Exhibits Index. The Exhibits Index immediately precedes the exhibits filed, and is after the Signatures, below.

Item 17.    Undertakings

        (a)   The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

            (A)  Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

            (B)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of 314 securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

          (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

          The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  Any preliminary prospectus or prospectus of an undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

             (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned registrant or used or referred to by an undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by an undersigned registrant to the purchaser.

        (b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Des Moines, State of Iowa, on May 20, 2009.

FBL FINANCIAL GROUP, INC.
By:	/s/ JAMES E. HOHMANN James E. Hohmann Chief Executive Officer (Principal Executive Officer)

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David A. McNeill and James E. Hohmann, and each of them, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Form S-3 has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ JAMES E. HOHMANN James E. Hohmann	Chief Executive Officer (Principal Executive Officer)	May 20, 2009
/s/ JAMES P. BRANNEN James P. Brannen	Chief Financial Officer and Chief Administrative Officer (Principal Financial Officer and Principal Accounting Officer)	May 20, 2009
/s/ CRAIG A. LANG Craig A. Lang	Chairman of the Board and Director	May 20, 2009
/s/ JERRY L. CHICOINE Jerry L. Chicoine	Vice Chair and Director	May 20, 2009

Signature	Title	Date

/s/ STEVE L. BACCUS Steve L. Baccus	Director	May 20, 2009
/s/ TIM H. GILL Tim H. Gill	Director	May 20, 2009
/s/ ROBERT H. HANSON Robert H. Hanson	Director	May 20, 2009
/s/ CRAIG D. HILL Craig D. Hill	Director	May 20, 2009
/s/ PAUL E. LARSON Paul E. Larson	Director	May 20, 2009
/s/ EDWARD W. MEHRER Edward W. Mehrer	Director	May 20, 2009
/s/ KEITH R. OLSEN Keith R. Olsen	Director	May 20, 2009
/s/ KEVIN G. ROGERS Kevin G. Rogers	Director	May 20, 2009
/s/ JOHN E. WALKER John E. Walker	Director	May 20, 2009

Exhibits Index.

Exhibit Number	Description of Exhibit
5.1	Opinion of Robert A. Simons, Esq. regarding the legality of the Common Stock
23.1	Consent of Robert A. Simons (included in Exhibit 5.1 hereto)
23.2	Consent of Ernst & Young LLP